DEFENSE MARKET

Flow Control: NAVY & ARMY

Curtiss-Wright is the preferred provider of extremely sophisticated valves, pumps and electronic control systems for the nuclear navy. Curtiss-Wright also supplies a variety of components and systems for the non-nuclear navy.

Regarding submarines, in 2004 Congress approved the multiyear procurement for the next 5 Virginia class submarines. Curtiss-Wright has approximately $60 million of installed base per submarine.

Curtiss-Wright is also in the second year of a 5-year procurement for the construction of the next aircraft carrier (CVN-21). Curtiss-Wright has approximately $180 million installed base on an aircraft carrier.

In addition, Curtiss-Wright received a $62 million contract for the retrofit of the jet fuel pumping systems for the entire aircraft carrier fleet using our smart leakless valve technology. Curtiss-Wright is the only company with this smart leakless valve technology. Curtiss-Wright expects this retrofit program to begin in 2005 and continue on over the next couple of years.

In 2004, Curtiss-Wright received a $30 million contract for the design, development, build and test of the power supply for the Army’s Electromagnetic Gun program, which is envisioned to be part of the “weapons systems of the future.” The EM gun will be able to fire a projectile at a speed similar to a missile without the use of explosives. Beyond the initial developmental stage, this technology could present significant future opportunities. Curtiss-Wright is currently working on studies with the Navy and Marines on development programs for this technology.

In 2005, Curtiss-Wright was awarded an $11.5 million development contract for the Navy’s Advanced Arresting Gear Program. The AAG system is an electronic system that will replace the current hydraulic used to capture aircraft landing on the deck. The system will be retrofit onto existing carriers as well as the next-generation carriers. Curtiss-Wright is also participating in development of EMALS -- electromechanical advanced launching system. Both of these systems are generating development revenues in 2005, and should produce lucrative production contracts in the future.

Motion Control: AEROSPACE

In our Motion Control segment, Curtiss-Wright is a leader in the design and manufacture of highly engineered actuation and electronic control components and systems for military aircraft. Curtiss-Wright also provides the actuation, sensor, guidance and embedded computer systems for unmanned aircraft, such as the Global Hawk and UCAV programs.

F-22 Raptor – Curtiss-Wright has approximately $900K content per aircraft. Curtiss-Wright provides the Weapons Bay Door, Side Bay Door, and Leading Edge Flap actuation systems as well as sensors and embedded computers.

Global Hawk – Our content is approximately $600K per aircraft. Curtiss-Wright provides the main flight control computer system, guidance system, sensor package and embedded computers for this aircraft.

JSF F-35 – Curtiss-Wright provides approximately $250K of content per aircraft which includes actuators, embedded computers and sensors.

V-22 Osprey – Curtiss-Wright has approximately $170K per aircraft where we supply the cockpit control, actuators and electric flight controls.

Motion Control: LAND BASED DEFENSE

For land-based military vehicles and tanks, Curtiss-Wright provides fully digital aiming and stabilization systems, embedded computer systems sensors and updated electronics.

Between new production in Europe and Asia, major retrofit and upgrade programs in the US, and the advent of the Future Combat System, Curtiss-Wright sees this as a growth area over the next couple of years. Curtiss-Wright believes a substantial part of this growth will come from electronics, more specifically embedded computer systems, where it has significant content on many platforms.

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